Exhibit 99.1

Federal Trust Corporation Announces 2006 Shareholder Vote

          SANFORD, Fla., May 26 /PRNewswire-FirstCall/ -- James V. Suskiewich, Chairman and Chief Executive Officer of Federal Trust Corporation (Amex: FDT), announced the results of the Annual Meeting of Shareholders held earlier in the day.  Chairman Suskiewich stated that the results of the meeting were as follows: “The Board’s two nominees, Kenneth W. Hill and Eric J. Reinhold, were elected as Class I directors; the shareholders also ratified the appointment of Hacker, Johnson & Smith, P.A. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.”

          Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $738 million federally chartered, FDIC-insured savings bank, and Federal Trust Mortgage Company.  Federal Trust Bank operates from seven full-service offices in Sanford, Winter Park, Casselberry, New Smyrna Beach, Orange City, Deltona and Lake Mary, Florida. The Company’s Executive and Administrative Offices are located in Sanford, Florida.

          Federal Trust Corporation’s common stock is traded on the American Stock Exchange under the symbol “FDT.”  At May 25, 2006, the closing price was$11.66 per share.

          For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at http://www.sec.gov .  Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trust’s website at http://www.federaltrust.com .

           For more information, contact:
           Marcia Zdanys, Corporate Secretary/Investor Relations
           (407) 323-1833

SOURCE  Federal Trust Corporation
          -0-                                                                       05/26/2006
          /CONTACT:  Marcia Zdanys, Corporate Secretary-Investor Relations, Federal
Trust Corporation, +1-407-323-1833/
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